Exhibit 99.1

GAP INC. NAMES NEW CHIEF FINANCIAL OFFICER

SAN FRANCISCO—January 18, 2003—Gap Inc. (NYSE: GPS) today announced that Byron Pollitt, 51, is joining the company as Executive Vice President, Chief Financial Officer, reporting to company President and CEO Paul Pressler. Mr. Pollitt succeeds Executive Vice President and CFO Heidi Kunz, who has resigned her position.

Mr. Pollitt will be responsible for corporate finance and strategy functions, as well as information technology. He will be a member of the company’s Executive Leadership Team.

Mr. Pollitt joins Gap Inc. from The Walt Disney Company, where he had worked since 1990 in various senior-level business planning and financial executive roles. He most recently was Executive Vice President, Chief Financial Officer, for Walt Disney Parks and Resorts, where he previously worked with Mr. Pressler. Prior to being named President and CEO of Gap Inc. in September 2002, Mr. Pressler was head of Walt Disney Parks and Resorts.

“We’ve worked together for many years, and I’m extremely excited to have Byron as a member of my leadership team at Gap Inc.,” Mr. Pressler said. “Byron has exceptional strategic leadership skills as a CFO and senior corporate executive.”

In addition to his Disney experience, Mr. Pollitt has worked as a management consultant for McKinsey & Co. and holds a bachelor’s degree in Business Economics from the University of California, as well as a M.B.A. from Harvard Business School.

Mr. Pressler, commenting on Ms. Kunz’s resignation, said: “Since joining the company in 1999, Heidi led important efforts to improve processes, adequately finance our business and more tightly manage expenses and capital. I thank Heidi for her many contributions as CFO during a challenging period for the company.”

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Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic and Old Navy brand names. Fiscal 2001 sales exceeded $13.8 billion. As of January 4, 2003, Gap Inc. operated 4,286 store concepts (3,149 store locations) in the United States, the United Kingdom, Canada, France, Japan and Germany. In the United States, customers also may shop the company’s online stores at gap.com, BananaRepublic.com and oldnavy.com.

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